Exhibit 3.4.53

BYLAWS

OF

CRC HEALTH OREGON, INC.

ARTICLE I

SHAREHOLDERS MEETING

1.1. Annual Meeting. The annual meeting of the shareholders shall be fixed by the Board of Directors and stated in the notice of the meeting.

1.2. Special Meetings. Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the President or the Board of Directors.

1.3. Place of Meetings. Meetings of the shareholders shall be held at any place in or out of Oregon designated by the Board of Directors.

1.4. Meeting by Telephone Conference. Shareholders may participate in an annual or special meeting by, or conduct the meeting through, use of any means of communications by which all shareholders participating may simultaneously hear each other during the meeting, except that no meeting for which a written notice is sent to shareholders may be conducted by this means unless the notice states that participation in this manner is permitted and describes how any shareholder desiring to participate in this manner may notify the Corporation.

ARTICLE II

BOARD OF DIRECTORS

2.1. Number and Term. The number of directors of the Corporation shall be no more than five and no less than one. The initial number of directors shall be three, and the number of directors shall otherwise be determined from time to time by the Board of Directors.

2.2. Regular Meetings. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders.

2.3. Special Meetings. Special meetings of the Board of Directors may be called by the President or any director. The person or persons authorized to call special meetings of the Board of Directors may fix any place in or out of Oregon as the place for holding any special meeting for the Board of Directors called by them.

2.4. Notice. Notice of the date, time and place of any special meeting of the Board of Directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by telephone, telegraph, teletype, other form of wire or wireless communication, maul or private carrier. If written, notice shall be effective at the earliest of (a) when received, (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Notice by all other means shall be deemed effective when received by or on behalf of the director.

ARTICLE III

OFFICERS

3.1. Appointment. The Board of Directors at its first meeting following its election each year shall appoint a President and a Secretary. The Board of Directors or the President may appoint any other officers, assistant officers and agents. Any two or more offices may be held by the same person.

3.2. Compensation. The Corporation may pay its officers reasonable compensation for their services as fixed from time to time by the Board of Directors.

3.3. Term. The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

3.4. Removal. Any officer or agent appointed by the Board of Directors or the President may be removed by the Board of Directors at any time with or without cause.

3.5. President. Unless otherwise determined by the Board of Directors, the President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation. The President shall have any other duties and responsibilities prescribed by the Board of Directors. Unless otherwise determined by the Board of Directors, the President shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

3.6. Vice Presidents. Each Vice President (if any) shall perform duties and responsibilities prescribed by the Board of Directors or the President. The Board of Directors or the President may confer a special title upon a Vice President.

3.7. Secretary. The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the Board of Directors or the President.

ARTICLE IV

ISSUANCE OF SHARES

4.1. Adequacy of Consideration. The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

4.2. Certificates for Shares. Certificates representing shares of the Corporation shall be signed, either manually or in facsimile, by two officers of the Corporation, at least one of whom shall be the President, although the two officers may be the same person if more than one position is held by the same person.

ARTICLE V

AMENDMENTS

These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or the shareholders of the Corporation.

Adopted:	/s/ PAMELA B. BURKE
Secretary

May 24, 2006